FOR IMMEDIATE RELEASE

THE TILE SHOP REPORTS THIRD QUARTER 2012 RESULTS

— Net Sales Increased 19.4% —

— 5.9% Comparable-Store Sales Growth —

— Company On Target To Open 13 Stores By Year End —

PLYMOUTH, MN, November 1, 2012 – Tile Shop Holdings, Inc. (NASDAQ: TTS), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced results for its third quarter ended September 30, 2012.

Robert Rucker, Chief Executive Officer, stated, “Our financial results for the third quarter, our first as a public company, were driven by strong sales growth including a 5.9% same store sales increase along with the opening of one new store during the third quarter, putting the Company on target to reach its goal of 66 stores by the end of the year. We intend to fund our anticipated growth with internally generated cash flow. Our model of direct sourcing, exceptional customer service, strategically located stores and a proven distribution center model allows us to operate at high margins within this growing industry.”

Net sales increased 19.4% to $44.3 million for the quarter ended September 30, 2012 compared with $37.1 million for the comparable quarter last year. The increase in sales was partially driven by an increase in comparable-store sales growth of 5.9%, adding $2.2 million in net sales, and incremental net sales of $5.0 million from the opening of new stores.

For the quarter, Adjusted EBITDA was $11.2 million, compared to $9.3 million in the same period of the prior year, an increase of $1.9 million, or 19.9%. Adjusted EBITDA as a percentage of sales improved 0.1% to 25.3% from 25.2%. The following is a reconciliation of Adjusted EBITDA to net income, the nearest comparable GAAP financial measure.

	Three months ended		Nine months ended
Adjusted EBITDA	September 30,		September 30,
($ in thousands)	2012	2011	2012	2011
Net income	$9,842	$6,602	$30,631	$24,687
Interest expense	450	97	626	297
Income taxes	(4,722)	153	(4,299)	579
Depreciation and amortization	2,750	2,121	7,543	6,158
Deferred compensation expense	2,624	374	3,898	966
Stock-based compensation	263	—	263	—
Adjusted EBITDA	$11,207	$9,347	$38,662	$32,687

For the quarter, the Company opened one new store, bringing the total company-operated stores to 62 as of September 30, 2012, as compared with 53 stores at September 30, 2011.

On a GAAP basis, net income for the quarter was $9.8 million, compared to $6.6 million in the comparable prior year period. GAAP earnings per diluted share totaled $0.27 for the quarter, compared to $0.21 for the same period of the prior year. Net income for the quarter ended September 30, 2012 included non-recurring deferred compensation expense of $2.6 million expense and a tax benefit of $5.3 million related to our merger with JWC Acquisition Corp. and the related conversion from a pass-through entity to a "C" corporation for tax purposes.

On a pro–forma basis, excluding the non-recurring deferred compensation expense of $2.6 million and including an adjustment for income taxes as if the Company had been a "C" corporation at the beginning of each period (at an assumed combined effective tax rate of 42%), net income for the quarter would have been $4.5 million, up from a pro-forma $4.1 million a year ago. Pro-forma diluted earnings per share increased 10% to $0.11 from $0.10, based on 42.6 million weighted-average diluted shares outstanding.

Pro forma	Three months ended		Nine months ended
($ in thousands, except per share data)	September 30,		September 30,
	2012	2011	2012	2011
Net Income	$9,842	$6,602	$30,631	$24,687
Deferred Compensation	2,624	373	3,897	966
Income tax benefit	(4,722)	153	(4,299)	579
Pro forma net income before income taxes	7,744	7,128	30,229	26,232
Pro forma benefit (provision) for income taxes	(3,253)	(2,993)	(12,696)	(11,018)
Pro forma net income	$4,491	$4,135	$17,533	$15,214

Pro forma weighted average basic shares outstanding	42,536,387	42,534,884	42,535,391	42,534,884
Pro forma weighted average diluted shares outstanding	42,537,444	42,534,884	42,535,391	42,534,884
Pro forma basic earnings per share	$0.11	$0.10	$0.41	$0.36
Pro forma diluted earnings per share	$0.11	$0.10	$0.41	$0.36

For the nine months ended September 30, 2012 net sales improved 18.6% to $136.5 million compared with $115.0 million for the comparable period last year. Comparable-store sales growth for the nine months was 5.5%.

Adjusted EBITDA for the nine months ended September 30, 2012 increased 18.3%, to $38.7 million, compared to $32.7 million in the same period of the prior year.

Income from operations for the first nine months of 2012 was $26.9 million, compared to $25.5 million in the same period of 2011. Excluding non-recurring deferred compensation expense in both periods income from operations grew 16.4% to $30.8 million from $26.5 million for the nine months of 2011.

Webcast and Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 5:00 p.m. Eastern Time on Thursday, November 1, 2012. The call will be hosted by William E. Watts, Chairman, Robert Rucker, Chief Executive Officer, and Tim Clayton, Chief Financial Officer.

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Participants may access the live webcast by visiting the Company’s investor relations website at www.tileshop.com. The call can also be accessed by dialing (877) 941-4776, or (480) 629-9714 for international participants. The replay of the call will be available from approximately 8:00 p.m. Eastern Time on November 1, 2012 through midnight Eastern Time on November 15, 2012. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 4573759. The archive of the webcast will be available on the Company’s Web site for a limited time.

About Tile Shop Holdings and The Tile Shop

Tile Shop Holdings is the parent company of The Tile Shop. Tile Shop Holdings’ common stock is listed on the NASDAQ Global Market under the ticker symbol “TTS” and its warrants trade on the OTCBB under the symbol “TTSAW.”

The Tile Shop is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of products, attractive prices, and exceptional customer service in an extensive showroom setting. The Tile Shop operates 62 stores in 20 states, with an average size of 23,000 square feet. The Tile Shop also sells its products on its website, www.tileshop.com.

Non-GAAP Financial Measure

We calculate Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adding interest expense, income taxes, depreciation and amortization, and stock-based compensation. Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. We believe that this non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses this non-GAAP measure to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. This measure is used in monthly financial reports prepared for management and our board of directors. We believe that the use of this non-GAAP financial measure provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of this non-GAAP financial measure is that it excludes significant expenses and income that are required by GAAP to be recorded in our consolidated financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgments by management about which expenses and income are excluded or included in determining this non-GAAP financial measure. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

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FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plans. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the SEC by the Company.

Contacts:

Investors and Media: Brad Cohen: 763-852-2988 investorrelations@tileshop.com

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Tile Shop Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$5,960,648	$6,283,477
Restricted cash	1,000,000	—
Trade receivables, net	1,096,958	738,814
Inventories	40,662,276	43,743,872
Prepaid expenses	7,450,564	3,838,402
Note receivable from member	—	1,205,134
Deferred tax asset - current	5,216,960	—
Other current assets	428,766	381,631
Total current assets	61,816,172	56,191,330
Property, plant and equipment, net	71,302,603	62,065,287
Note receivable from member	—	—
Deferred tax asset	27,906,640	—
Other assets	804,466	748,876
TOTAL ASSETS	$161,829,881	$119,005,493

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,639,145	$10,317,497
Current portion of long term debt	360,000	559,286
Accrued wages and salaries	2,541,262	2,617,219
Other accrued liabilities	4,350,768	3,399,474
Current portion of capital lease obligation	225,399	194,200
Current portion of promissory note including accrued interest	3,805,846	—
Deferred compensation	6,014,470	—
Distributions payable to members	—	4,251,346
Total current liabilities	32,936,890	21,339,022
Long-term debt	1,085,000	2,445,000
Capital lease obligation	1,479,460	1,654,448
Deferred rent	17,751,439	15,583,409
Promissory note	66,271,111	—
Deferred compensation and other liabilities	—	2,836,683
TOTAL LIABILITIES	119,523,900	43,858,562

Commitments and contingencies

Stockholders’ equity:
Common stock, par value 0.0001; authorized: 50,000,000 shares; issued: 42,891,985 shares	4,289	3,200
Additional paid-in-capital	18,983,991	8,174,685
Treasury units	—	(261,168)
Retained earnings	23,317,701	67,230,214
Total stockholders’ equity	42,305,981	75,146,931
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$161,829,881	$119,005,493

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Tile Shop Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Net sales	$44,288,400	$37,083,846	$136,463,028	$115,014,677
Cost of sales	12,196,858	9,872,598	37,025,108	30,297,496
Gross profit	32,091,542	27,211,248	99,437,920	84,717,181
Selling, general and administrative expenses	23,899,183	19,992,329	68,605,613	58,224,776
Deferred compensation expense	2,623,739	373,542	3,896,799	966,439
Income from operations	5,568,620	6,845,377	26,935,508	25,525,966
Interest expense	450,406	97,498	626,023	296,839
Other income (expense)	1,386	6,961	23,052	36,116
Income before income taxes	5,119,600	6,754,840	26,332,537	25,265,243
Benefit (provision) for income taxes	4,722,486	(153,172)	4,298,866	(578,603)
Net income	$9,842,086	$6,601,668	$30,631,403	$24,686,640

Weighted average basic shares outstanding	36,581,888	32,000,000	33,544,079	32,000,000
Weighted average diluted shares outstanding	36,698,014	32,000,000	33,578,702	32,000,000
Basic earnings per share	$0.27	$0.21	$0.91	$0.77
Diluted earnings per share	$0.27	$0.21	$0.91	$0.77

Pro forma computation - conversion to C Corporation for income tax purposes
Historical income before income taxes	$5,119,600	$6,754,840	$26,332,537	$25,265,243
Pro forma benefit (provision) for income taxes	(2,150,232)	(2,837,033)	(11,059,666)	(10,611,402)
Pro forma net income	$2,969,368	$3,917,807	$15,272,871	$14,653,841

Pro forma weighted average basic shares outstanding	42,536,387	42,534,884	42,535,391	42,534,884
Pro forma weighted average diluted shares outstanding	42,537,444	42,534,884	42,535,391	42,534,884
Pro forma basic earnings per share	$0.07	$0.09	$0.36	$0.34
Pro forma diluted earnings per share	$0.07	$0.09	$0.36	$0.34

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